As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-269024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

UNDER

THE SECURITIES ACT OF 1933

TC BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia	86-2650449
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

131 South Dawson Street

Thomasville, Georgia 31792

(Address of principal executive offices) (Zip Code)

TC Bancshares, Inc. 2022 Equity Incentive Plan

(Full title of the plans)

Gregory H. Eiford

President & Chief Executive Officer

131 South Dawson Street

Thomasville, Georgia 31792

(Name and address of agent for service)

(229) 226-3221

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement 333-269024, filed with the SEC on December 27, 2022 (the “Registration Statement”) registering 700,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of TC Bancshares, Inc. (the “Company”) under the TC Bancshares, Inc. 2022 Equity Incentive Plan.

In connection with the anticipated filing by the Company of a Form 15 to suspend its duty to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of the Common Stock of the Company registered but unsold under the Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Thomasville, Georgia, on August 1, 2024.

TC BANCSHARES, INC. (Registrant)

By:	/s/ Gregory H. Eiford
Name: Gregory H. Eiford
Title: President & Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.